Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated May 6, 2013

Registration No. 333-187732

CYAN, INC.

Update and Supplement to Preliminary Prospectus

Dated April 25, 2013

This free writing prospectus relates to the initial public offering of common stock of Cyan, Inc. and should be read together with the preliminary prospectus dated April 25, 2013 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of our common stock. On May 6, 2013, Cyan filed Amendment No. 3 to the Registration Statement (“Amendment No. 3”), which may be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1391636/000119312513200196/d439911ds1a.htm

References to “Cyan,” “we,” “us” and “our” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 3 and supplements and updates the information contained in the Preliminary Prospectus:

Our solutions are highly complex and may contain undetected hardware errors or software bugs, which could harm our reputation and increase our warranty obligations and service costs.

Our solutions are highly technical and, when deployed, are critical to the operation of our customers’ networks. Our solutions have from time to time contained and may in the future contain undetected errors, bugs, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been deployed and used by customers, and may in some cases only be detected under certain circumstances or after extended use. Any errors, bugs, defects or security vulnerabilities discovered in our solutions after commercial release could result in loss of our revenue or delay in revenue recognition, loss of customer goodwill and customer relationships, harm to our reputation and increased service costs, any of which would adversely affect our business, operating results and financial condition. Quality or performance problems related to our Z-Series platforms that are covered under warranty could require us to repair or replace defective products at no additional cost to the customer. For example, we have recently experienced higher than expected failure rates with certain Z-Series line cards used by a number of our customers that were manufactured between 2010 and the spring of 2012, and have identified a line card power supply as the source of the failures. We are working with the power supply manufacturer to determine the root cause of the component failure and the expected mean time before failure for these components as well as to determine what configurations or environmental factors may be contributing to the risk of early failure in the field. We expect to undertake a proactive warranty repair and replacement program for line cards we ultimately determine to be at risk of early failure. While we have not yet fully quantified the costs of this warranty repair and replacement program, we currently believe that the costs will not be material and that our warranty reserve is sufficient to cover these costs. Should we determine, however, that a systemic defect exists, we may incur additional warranty-related expenses which could adversely affect our gross margins and operating results. If we experience quality or performance problems in the future related to our Z-Series platforms that are covered under warranty, we could be required to repair or replace defective products, which could have a material adverse effect on our reputation and results of operations In addition, any errors discovered in Blue Planet could cause customers and potential customers to abandon or never adopt Blue Planet, which could adversely affect our ability to grow our business. Moreover, we could face claims for product liability, tort or breach of contract from our customers, or be required to indemnify our customers for damages and third-party claims for a variety of reasons. Any increased costs, liabilities and diversion of resources associated with a warranty or other claim related to errors or alleged errors in our solutions could adversely affect our business, operating results and financial condition.

Cyan has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Cyan has filed with the SEC for more complete information about Cyan and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Goldman, Sachs & Co. by calling toll-free at (866) 471-2526 or J.P. Morgan Securities LLC by calling toll-free at (866) 803-9204.